June 11, 1996


Everest Medical Corporation
13755 First Avenue North
Minneapolis, MN  55441

Re:  EXHIBIT 5 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Everest Medical Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 4,180,471 shares of the Company's Common Stock (the "Shares"), including (i) 19,077 Shares to be sold by a Selling Shareholder; (ii) 1,066,937 Shares issuable upon conversion of 1,066,937 outstanding shares of the Company's Series A Preferred Stock; (iii) 679,773 Shares issuable upon conversion of 679,773 outstanding shares of the Company's Series B Preferred Stock; (iv) 316,361 Shares issuable upon conversion of 316,361 outstanding shares of the Company's Series C Preferred Stock; (v) 300,000 Shares issuable upon conversion of 300,000 outstanding shares of the Company's Series D Preferred Stock (with the Series A, B, C and D Preferred Stock collectively referred to herein as the "Preferred Stock"); (vi) 1,548,323 Shares issuable upon exercise of currently outstanding warrants (the "Warrants") and (vii) 250,000 Shares issuable upon conversion of an outstanding Convertible Note (the "Note").

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

          1.   The Company's Restated Articles of Incorporation, as amended.

          2.   The Company's Bylaws, as amended.

          3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

          4.   The Note.

          5.   The Warrants.

          6.   The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Articles of Incorporation.

         2. Upon conversion of the Preferred Stock or the Note or upon exercise of the Warrants, in accordance with their respective terms, and upon the issuance and delivery of the Shares issuable upon such conversion or exercise against receipt by the Company of consideration therefor as called for by the Preferred Stock, the Note and the Warrants, such Shares will be validly issued and outstanding, fully paid and nonassessable.

         3. The 19,077 Shares to be sold by the Selling Shareholder have been duly authorized and issued and, when sold as contemplated by the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ Thomas R. King
Thomas R. King